SEWELL AND COMPANY, PA
                          Certified Public Accountants
                            7705 Davie Road Extension
                            Hollywood, Florida 33024
                                 (954) 432-3100
                               Dade (305) 620-0616
                               Fax (954) 436-6898


February 5, 2003



Office of the Chief Accountant
SECPS Letter File
Mail Stop 1103
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

This is to confirm that on February 5, 2003, Sewell and Company, PA declined to stand for re-election as auditor of Universal Beverages Holdings Corp., & Subsidiaries (Commission File No. 000-30363).

Sewell and Company, PA's reports on the financial statements of Universal Beverages Holdings Corp., & Subsidiaries during the two most recent fiscal years and all subsequent interim periods preceding the date hereof contained no adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles; with the exception of a "going concern" qualification for the two most recent fiscal years and all subsequent interim periods preceding the date hereof.

During the two last fiscal years and the subsequent interim periods to the date hereof, there were no disagreements (either material or immaterial) with Universal Beverages Holdings Corp., & Subsidiaries on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Sewell and Company would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

None of the "reportable events" described in Item 304(a)(1)(ii) of Regulation S-K occurred with respect to Universal Beverages Holdings Corporation & Subsidiaries within the last two fiscal years and the subsequent interim periods to the date hereof.

Very truly yours,

/s/
Thomas E. Sewell, CPA
SEWELL AND COMPANY, PA
TES/dl
CC:      Mr. Jonathan Moore
         President
         Universal Beverages Holding Corp., & Subsidiaries
         1548 The Greens Way, #1
         Jacksonville Beach, FL  32250